EXHIBIT 99

The Energy Forum

LINCOLNWAY ENERGY
NEVADA, IOWA

Volume VII, Issue 4 — September 2011

INSIDE THIS EDITION

MEMBER MEETING

There will be a fall member meeting on Tuesday, November 15th at 6:30 p.m. The meeting will be held at the Holiday Inn Ames Conference, 2609 University Blvd., Ames.

INVESTOR TOURS

Lincolnway Energy Tours will be held at 1:00 p.m. on:

- September 21
- October 19
- November 16

Please call our office at 515-817-0150 to sign up.

Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-663-9335
www.lincolnwayenergy.com

THE CHANGING FACE OF POLITICS

For many years, ethanol and politics have been tied together. The bond began to tighten back in 2003 when the Environmental Protection Agency (EPA) ruled MTBE was toxic and phased out its use nationwide. Ethanol became the favored oxygenate, and a few years later gained more momentum when the Renewable Fuels Standard (RFS) was passed in 2007. Ethanol got yet another political boost when the RFS2 was passed establishing a goal of 36 billion gallons of renewable fuel use by 2022.

Yet ethanol was tied to politics for another important reason: it can replace foreign sources of oil in a country with a serious oil addiction. It was also supported for its ability to raise the bushel price of corn, which helps to reduce the subsidies paid to corn farmers. Suddenly ethanol was helping rural America in two ways: raising commodity prices as well as providing local jobs and infusing money into local economies through production.

Less than two years ago, ethanol was a win-win proposition and politicians were elected for their support of the industry. But recently the tide has turned in regards to agricultural and biofuel subsidies, in particular ethanol subsidies.

In the last presidential campaign cycle, no politician at any level could even dream of being supported in Iowa if they were not pro ethanol and pro Farm Bill. But in just two short years, the face of politics has changed across Iowa and across the country. This is why it is vitally important that you know where the candidate you favor stands on ethanol subsidies and the Farm Bill, which is slated for an overhaul in 2012.

Although it is more than a year away before we hit the voting booth, now is the time to start asking questions of the candidates. It is important to vote for the candidate that best reflects your position on renewable fuels. Iowans have an excellent opportunity to have face-time with the people who could be running our country in the future.

So what do we know so far about the presidential and state candidates' views of ethanol?

Iowa recently went through a process of redistricting in response to population data collected during the last federal census. One result of this redrawing of congressional boundaries was the loss of a state representative, due to slow population growth in our state. At this time it is unclear exactly what this change will mean.

In the district where Lincolnway Energy is located, there is currently a race between incumbent Republican Congressman Steve King and former Iowa first lady Christy Vilsack.

Rep. King has called for an end to ethanol

(Continued on page 2)

(The Changing Face of Politics - Cont. from page 1)

subsidies and said in an interview in June that the ethanol industry can "stand on its own." At this time, Ms. Vilsack has been quiet on the issue. While this is a local race, the winner of the race will vote on future issues that affect the ethanol industry.

On a national level, several potential presidential candidates have chosen Iowa as the place to kick off their runs for the office. Former Minnesota Governor Tim Pawlenty set the stage for the discussion about ethanol during a recent speech in Des Moines where he announced his candidacy. "The hard truth," said Pawlenty, "is there are no longer any sacred programs. The truth about federal energy subsidies — including federal subsidies for ethanol — is that they need to be phased out. We need to do it gradually. We need to do it fairly, but we need to do it."

"The industry has made large investments and it wouldn't be fair to pull the rug out from under them immediately, but we must face the truth that if we want to invite more competition, more investment and more innovation in the industry, we need to get the government out," continued Pawlenty.

While Governor Pawlenty has since withdrawn from the presidential race, other Republican candidates have recently come out in agreement with him, including Senator Rick Santorum, Herman Cain and former Massachusetts Governor Mitt Romney. Rep. Ron Paul (R-TX) oppose all types of subsidies, while current Minnesota Tea Party Republican Michele Bachmann supports phasing out all energy subsidies. Also opposed to ethanol, corn and soybean subsidies is former Utah Gov. Jon Huntsman. And just entering the race is Texas Governor Rick Perry, who after just a few weeks is leading the polls.

On Saturday, August 13, 2011, there was a Republican sponsored Straw Poll to capture the pulse of Iowans. The winner was Iowa native Michele Bachmann, who has been campaigning heavily in the state. The results were also a strong factor in Pawlenty's withdrawal from the race.

Straw Poll Results

Minnesota Rep. Michele Bachmann	28 percent
Texas Rep. Ron Paul	27 percent
Former Minn. Gov. Tim Pawlenty	13 percent
Former Penn. Sen. Rick Santorum	9 percent
Businessman Herman Cain	8 percent

*17,000 people voted

While we're still in the early stages of the election campaign and things will undoubtedly change, what these results show is that Iowans are not withholding votes based on a candidates' view of ethanol or agricultural subsidies and programs. Yet this also shows that ethanol remains very tied to politics. While we have mentioned the Republican candidates in the list above it is also important to know where the Democratic candidates stand. In the presidential race President Obama's record will speak to where he stands, but in other races it is important to know where the Democratic candidate stands.

I would be remiss by not acknowledging that the ethanol industry has accepted that more than likely, at the end of this year, the ethanol subsidy will end. However, the industry is also advocating that a sudden removal of the subsidy could have some negative effects, including a change in the ethanol market price as well as some ethanol plant closures.

That is why it continues to be important that you work to explore the candidates' stands on ethanol and farm issues. It is also important to continue to educate both our current legislators as well as those hopefuls about the importance of adopting a transition plan.

Here at Lincolnway Energy, we have supported the efforts of various ethanol organizations, such as the American Coalition for Ethanol (ACE), in their efforts to lobby for a transition plan. With the current debt situation that the country now finds itself in, and the continued debate in Washington on how to cut the budget at the expense of certain programs such as ethanol, we must remain ever diligent in our efforts.

I encourage each of you to review all the candidates' voting records on the issues that are important to you. You can reach out to organizations such as the Iowa Renewable Fuels Association or Iowa Corn Growers to get information about where the candidates stand on ethanol and agricultural issues. They can also provide you with other resources such as letters you can send to your local and state policy makers to encourage them to continue their support for our industry and agriculture.

Here in Iowa we have an excellent opportunity to not only engage our local politicians in the renewable fuels conversation, but also to share our views with many of the national candidates. And while only one candidate will become president, many will continue to be part of Congress and will vote on legislation that is important to ethanol and the renewable fuels industry.

Let me close by stressing that while the election seems a long way off, it is never too early start engaging in the political process. It is more important now than ever to help guarantee that our industry and agriculture as a whole continues to thrive.

UNIT TRADING

May:	No Sales
June:	50 units @ $580/unit
	30 units @ $525/unit
July:	No Sales
August:	25 units @ $500/unit

IT'S ALL RELATIVE

Here at Lincolnway we are frequently asked about how the price of corn affects ethanol sales. Our response is always the same: it's all relative. If gasoline prices are high, above $3.50 per gallon, then $7 corn prices will not impact ethanol sales. However if gasoline prices are $2.00 or less, a price not seen in a while, then $7 corn prices will definitely reduce ethanol sales.

Ten years or even five years ago corn prices were not tied to crude oil prices or gasoline prices. But today it doesn't matter whether you use an oil derrick or a combine, you are harvesting energy and prices for corn are tightly tied to the price of crude oil. In recent years more and more products are being valued based on their energy content. This trend is predicted to continue for some time as more and more countries add cars.

LINCOLNWAY ENERGY FINANCIAL RESULTS

Lincolnway Energy, LLC has reported a net loss of $3.7 million for the quarter ended June 30, 2011, which brings Lincolnway Energy's year to date net loss to $1.9 million.

The loss was generated by lower ethanol margins for the quarter and also a $2.2 million loss in derivative activities for the quarter ended June 30, 2011. A majority of the derivative loss was due to July 2011 contracts that were purchased on the Chicago Mercantile Exchange that decreased in value as corn prices decreased over $1.29 to settle at a low on June 30, 2011. These forward contracts were purchased to offset sales of flat price forward ethanol to lock in a crush margin. This derivative loss will be offset by lower fixed price corn for the 4th quarter of fiscal year 2011.

Key Financial Data

Income Statement	Nine months ended 6/30/11	Nine months ended 6/30/10
Revenue	$ 121,436,098	$ 85,666,633
Cost of goods sold	$ 120,925,209	$ 79,536,825
Gross profit	$ 510,899	$ 6,129,808
Net income (loss)	$ (1,938,026)	$ 3,722,679

Other Data	Nine months ended 6/30/11	Nine months ended 6/30/10
Ethanol sold (gallons in thousands)	41,464	40,508
Average gross price of ethanol sold (dollars per gallon)	$2.35	$1.71
Dried distillers grain sold (tons)	103,164	93,299
Average dry distillers grain sales price per ton	$211.06	$150.56
Average corn cost per bushel	$6.15	$3.55

The complete SEC 10Q report for the period ended June 30, 2011 can be found on a link on Lincolnway Energy's website under the heading Investors and SEC Financial Report.

FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different.

the facts on food + fuel

Ethanol production means fuel and food.

Did you know that ethanol plants actually create two products – fuel and food?

- **fact:** Only one part of the corn kernel – the starch – can be used for ethanol production.
- **fact:** The corn's actual food value is found in the other one-third of the kernel. All of this protein, fiber, and oil are passed through as a co-product called distillers grain.
- **fact:** Distillers grain is a highly nutritious livestock feed which is fed to dairy and beef cattle, hogs, poultry, and even in aquaculture.
- **fact:** The nutrition of the corn in fact remains available for the food supply, only detouring at the ethanol plant to remove the starch for fermentation into fuel.

Distillers grain, by the numbers:

33%
the amount of protein, fiber and oil in a kernel of corn that passes through the ethanol plant as livestock feed

17.5 pounds
the amount of distillers grain milled from one bushel of corn, which weighs 56 pounds

18.5 pounds
the amount of ethanol created from one bushel of corn

315 million pounds
the amount of distillers grain produced annually by an average U.S. ethanol plant

33 million metric tons
the total distillers grain expected to be produced by U.S. ethanol plants in 2011

Before criticizing ethanol for using too much corn, consider this:

The volume of distillers grain produced by the U.S. ethanol industry is equivalent to the 4th largest producer of corn in the world.

Top corn-producing countries:

1. United States – 307.4 million metric tons
2. China – 166 million metric tons
3. Brazil – 58.9 million metric tons
4. U.S. Ethanol Industry – 26.8 million metric tons of distillers grain
5. Mexico – 24.3 million metric tons
6. Argentina – 22.0 million metric tons
7. India – 19.7 million metric tons
8. Indonesia – 16.3 million metric tons
9. France – 15.8 million metric tons
10. South Africa – 12.7 million metric tons

Distillers grain is the food in ethanol's "food and fuel."

This product created at ethanol plants is the food for the livestock that feeds us.

- **fact:** America's ethanol plants will create 33 million metric tons of distillers grain this year.

  How much is this?

  Equivalent to the total amount of grain fed to cattle in U.S. feedlots each year.
  (Source: Renewable Fuels Association)

  Enough cattle feed to provide every person in America four quarter-pound hamburgers every week for a year.
  (Source: American Coalition for Ethanol)

- **fact:** U.S.-made distillers grain is also an important source of protein for a growing world population.

  Last year the U.S. ethanol industry created enough distillers grain to export 9 million metric tons.

  Top 5 importers of U.S. distillers grain livestock feed: China, Mexico, Canada, South Korea, Vietnam.
  (Source: U.S. Department of Agriculture)

the facts on food + fuel

The real cost of food has very little to do with ethanol.

Before believing that ethanol's use of corn is causing the run-up in food prices, consider these facts:

fact: On-farm costs only account for 11.6 cents of your food dollar.

Grains, like corn, have very little to do with the retail price of food.

Processing, packaging, transportation, and energy costs account for nearly 3 times as much of the dollar.

The on-farm share has declined from 19.1 cents in USDA's previous analysis. (Source: "A Revised and Expanded Food Dollar Series: A Better Understanding of Our Food Costs," U.S. Department of Agriculture, February 2011)


farm & agribusiness
food processing
packaging
transportation
retail trade
food services
energy
finance & insurance
other
11.6¢
18.6¢
4.0¢
3.5¢
13.6¢
33.7¢
6.8¢
4.4¢
3.8¢

fact: Ethanol consumes only 3% of the total world grain supply.

1. USDA estimates the 2010-11 global grain supply at 2.67 billion metric tons.
2. The U.S. ethanol will use an estimated 126 million metric tons of corn in 2010-11.
3. This is 4.7% of the global grain supply; however, each ethanol plant returns one-third of the corn to the supply as distillers grain, a high-protein livestock feed.
4. This leaves the total net usage at 88 million metric tons, or 3.3% of the world grain supply.

(Source: Calculations by the Renewable Fuels Association)

fact: Corn accounts for only a few cents in the cost of common food products.


CORN FLAKES

8.6 cents of a box of Corn Flakes cereal

10 cents of a 2-liter soda





27.8 cents of a pound of beef

38.5 cents of a pound of pork





27.8 cents of a pound of chicken

19.3 cents of a gallon of milk



(Source: National Corn Growers Association, calculated using corn at $6 per bushel)

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Lincolnway Energy LLC
5951 W. Lincoln Highway
Nevada Iowa 50201-7992